EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS):

    (A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:

                                                                           WEIGHTED
                             SHARES OF   NUMBER OF DAYS   NUMBER OF    NUMBER OF SHARES
                           COMMON STOCK   OUTSTANDING     SHARE DAYS      OUTSTANDING
                           ------------  --------------   ----------   ----------------
Quarter Ended December 31, 1998
-------------------------------
October 1 - December 31      6,861,252        92          631,235,184
Shares Issued                    7,363      Various           394,247
                             ---------                    -----------
                             6,868,615                    631,629,431      6,865,537
                             =========                    ===========      =========

Quarter Ended January 1, 1998
-----------------------------
October 1 - January 1        6,646,677        93          618,140,949
Shares Issued                   22,838      Various           799,637
                             ---------                    -----------
                             6,669,515                    618,940,586      6,655,275
                             =========                    ===========      =========

  (B)  Computation of Earnings (Loss) Per Share:

       Computation of earnings (loss) per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the periods indicated:
                                                     QUARTER ENDED
                                             December 31,      January 1,
                                                1998             1998
                                             ------------      ----------
Basic:
 Weighted average number of shares
  of common stock outstanding                  6,865,537       6,655,275
                                              ----------      ----------
 Net loss                                    ($  289,126)    ($  274,243)
                                              ----------      ----------
 Net loss per share                          ($     0.04)    ($     0.04)
                                              ==========      ==========
Assuming dilution:
 Weighted average number of shares
  of common stock outstanding                  6,865,537       6,655,275
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                              0               0
                                              ----------      ----------
 Total                                         6,865,537       6,655,275
                                              ----------      ----------
 Net loss                                    ($  289,126)    ($  274,243)
                                              ----------      ----------
 Net loss per share                          ($     0.04)    ($     0.04)
                                              ==========      ==========